AMENDMENT TO
GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
DEALER MANAGER AGREEMENT AND PARTICIPATING BROKER-DEALER AGREEMENT

THIS AMENDMENT is made and entered into this 7th day of November, 2012 (hereinafter referred to as the “Amendment”) to that certain Dealer Manager Agreement dated November 7, 2011, by and between Griffin-American Healthcare REIT II, Inc., a Maryland corporation (the “Company”), and Griffin Capital Securities, Inc., a California corporation (the “Dealer Manager”), and associated Participating Broker-Dealer Agreement, for the sale of shares in the Company’s offering of securities (the “Offering”).

R E C I T A L S:

WHEREAS, the Dealer Manager is the Dealer Manager for the distribution of shares of common stock (“Shares”) in the Offering pursuant to the terms of that certain Dealer Manager Agreement dated November 7, 2011 between the Dealer Manager and the Company (the “Dealer Manager Agreement”);

WHEREAS, on November 6, 2012, the Company’s board of directors approved an increase in the share price of the primary offering component of the Offering to $10.22 per share, which increase is effective beginning on November 7, 2012; and

WHEREAS, the Dealer Manager and the Company desire to amend the terms of the Dealer Manager Agreement and the Participating Broker-Dealer Agreement to reflect the new share price and the new terms of the distribution reinvestment plan as detailed below.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, and the Dealer Manager Agreement and Participating Broker-Dealer Agreement are hereby amended, modified and clarified, as follows:

1. Defined Terms. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Dealer Manager Agreement and Participating Broker-Dealer Agreement.

2. Amendments.

A. The first three sentences of the preamble of the Dealer Manager Agreement are hereby amended and restated as follows:

“Griffin-American Healthcare REIT II, Inc., a Maryland corporation (the “Company”), registered $3,285,000,000 in shares of its common stock, $0.01 par value per share (the “Shares”), for sale to the public (the “Offering”), of which (i) $3,000,000,000 in Shares are being offered pursuant to the primary offering and (ii) $285,000,000 in Shares are being offered pursuant to the Company’s distribution reinvestment plan (the “DRIP”) (SEC File No. 333-158111). The Company reserves the right to reallocate the Shares being offered between the primary offering and the DRIP. Except as described in the Prospectus (as defined below) or in Section 5.1 hereof, the Shares are to be sold pursuant to the primary offering for a price of $10.22 per Share and the Shares are to be sold pursuant to the DRIP for $9.71 per Share.”

B. Paragraphs (a)-(d) of Section 5.1 of the Dealer Manager Agreement are hereby amended and restated as follows:

“5.1 (a) Except as may be provided in the “Plan of Distribution” section of the Prospectus, as compensation for the services rendered by the Dealer Manager, the Company agrees that it will pay to the Dealer Manager a selling commission equal to 7.0% of the per Share cash price for Shares sold through the Dealer Manager in the primary offering plus a dealer manager fee of 3.0% of the per Share cash price for Shares sold in the primary offering through the Dealer Manager; provided however, that the Company, the Dealer Manager and/or a Dealer may agree to reduce or eliminate selling commissions and/or dealer manager fees, as applicable, generally or with respect to a particular investment to accommodate a prospective investor or a Dealer.

(b) No selling commissions will be paid, and the per Share cash price shall be reduced to 93% of the per Share price for Shares, in connection with Shares sold in the primary offering in the event that the investor has engaged the services of a registered investment adviser or other financial advisor, paid on a fee-for-service or assets under management basis by the investor.

(c) No selling commissions will be paid, and the per Share cash price shall be reduced to 93% of the per Share price for Shares, in connection with Shares sold to (i) retirement plans of participating Dealers, (ii) participating Dealers in their individual capacities, or (iii) IRAs and qualified plans of their registered representatives or any one of their registered representatives in their individual capacities.

(d) Selling commissions or dealer manager fees will be reduced, and the per Share cash price shall be adjusted accordingly to no lower than 90% of the per Share price for Shares, where the Dealer Manager and/or a participating Dealer agree to reduce or eliminate selling commissions and/or dealer manager fees, as applicable, generally or with respect to a particular investment to accommodate a prospective investor or participating Dealer.”

C. The first two sentences of Section III of the Participating Broker-Dealer Agreement are hereby amended and restated as follows:

“III. Pricing

Except as described in the Prospectus, up to $3,000,000,000 in Shares shall be offered to the public at the offering price of $10.22 per Share pursuant to the primary offering, and up to $285,000,000 in Shares will be offered pursuant to the Company’s distribution reinvestment plan (the “DRIP”). During this offering, Shares may be purchased pursuant to the DRIP for $9.71 per Share.”

3. Miscellaneous. This Amendment to the Dealer Manager Agreement and Participating Broker-Dealer Agreement, and all other terms and conditions of the Dealer Manager Agreement and Participating Broker-Dealer Agreement not specifically amended by this Amendment shall continue and remain in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of California. No variation, modification or amendment to this Amendment shall be deemed valid or effective unless and until it is signed by the parties hereto. This Amendment may be executed in counterparts, each of which once so executed shall be deemed to be original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and entered into this Amendment as of the day and year set forth above.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

By: /s/ Jeffrey T. Hanson
Jeffrey T. Hanson
Chief Executive Officer

GRIFFIN CAPITAL SECURITIES, INC.

By: /s/ Kevin A. Shields
Kevin A. Shields
Chief Executive Officer